MASTER AWARD AGREEMENT

Exhibit 10.2

RESTRICTED SHARE UNIT

AWARD AGREEMENT

To:	________________ (“you”)
From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)
Subject:	ESCO Technologies Inc. 2018 Omnibus Incentive Plan (“Plan”) – Fiscal 20__ Restricted Share Unit Award (“Award”)

1.         Award. Effective ________, 20__ (the “Award Date”), the Committee has approved the award by ESCO Technologies Inc. (the “Company”) to you of ______ Restricted Share Units (the “RSUs”) pursuant to the Plan, representing the right to receive ____ shares of common stock of the Company (“Company Stock”) (before tax withholdings) upon satisfaction of all of the terms and conditions set forth in this Award Agreement and in the Plan, a copy of which has been delivered to you.

2.         Payout Terms.

(a)          If you are continuously employed by the Company or a subsidiary, limited liability company, other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) from the Award Date through the close of business on the “Vesting Date” as defined in Section 2(b), each RSU will be converted into the right to receive one share of Company Stock, and such shares of Company Stock (after deducting sufficient shares to satisfy the Company’s tax withholding obligations) will be issued to you or your brokerage account as of the next business day after the Vesting Date.

(b)          The “Vesting Date” is ___________, 20__ (3½ years after the Award Date); subject to Section 2(d).

(c)          Notwithstanding paragraph 2(a), if there is a Change of Control before the shares of Company Stock have been issued to you under this Award and either:

(i) If the Change of Control results in the Company Stock no longer being publicly held and traded on the New York Stock Exchange before all shares of Company Stock under this Award have been issued to you under this Award and you are and have been continuously employed by the Company or Company Owned Entity through and on the effective date of the Change of Control (the “CoC Effective Date”), then (A) below shall apply, or if the conditions in (A) cannot be met then (B) shall apply:

(A)    The RSUs granted to you pursuant to this Award Agreement shall be replaced by an equity award agreement of the Acquirer, provided all of the following conditions are met:

(I)      Acquirer’s common stock is publicly held and widely traded on an established U.S. stock exchange, either NYSE or NASDAQ; and

(II)     Such RSUs are converted to units of the Acquirer’s common stock at a total value equal to the total value of the RSUs (“Replacement Units”)

under an equity award agreement (“Replacement Agreement”) with terms at least as favorable as the terms of this Award Agreement. For the purposes of conversion, the value of the RSUs shall be calculated based on the average closing price of the Company shares for the ten days prior to the Change of Control and the value of the Replacement Units shall be calculated based on the average closing price of common stock of the Acquirer for the ten days prior to the Change of Control. The Replacement Agreement shall provide that each Replacement Unit when vested shall equal one share of Acquirer’s common stock and unless earlier distributed such Acquirer common stock (net of tax withholdings) will be distributed to you three years after the original date of the award of the RSUs (“Replacement Award”). Such Replacement Agreement shall not include the ownership requirements of Section 3. The Replacement Agreement shall also provide that (a) Replacement Units shall vest and Acquirer common stock will be issued to you equivalent to such Replacement Units (net of tax withholdings) on the termination of your employment Without Cause or your termination with Good Reason (as defined in the Severance or Executive Severance Agreement), and (b) if you retire with at least 5 years of total employment with the Company and/or the Acquirer (“Retirement”) then you shall receive the number of shares equal to the undistributed shares under this Award multiplied by the percentage which is the number of months elapsed during the Award Term as of the retirement date compared to the total number of months in the Award Term. If prior to the vesting of such Replacement Units your employment ends, other than for Retirement, Without Cause, or with Good Reason (as defined in the Severance or Executive Severance Agreement), Replacement Units shall not vest and the Replacement Award shall be cancelled.

(B)     The RSUs granted to you pursuant to this Award Agreement shall not be replaced if the Successor Entity determines it will not or cannot replace the Award granted pursuant to this Agreement. In such event, the Award will be converted into the right to receive cash in an amount equal to the number of unconverted RSUs multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of tax withholdings) within 30 days after the CoC Effective Date.

(ii)    If before a Change of Control, the RSUs under this Award have not been distributed to you in shares of Company Stock and you have been continuously employed by the Company or a Company Owned Entity and not more than ninety (90) days prior to the CoC Effective Date your employment with the Company or Company Owned Entity was terminated not because of your death, Disability, or for Cause, and such termination was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and such Change of Control subsequently does occur then the Award will be converted into the right to receive cash in an amount equal to the number of RSUs multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of tax withholdings) within 30 days after the CoC Effective Date.

(iii)     In the event of a Change of Control this subsection 2(c) shall control all distributions of shares and compensation under this Award.

However, in such event, the following additional terms will apply to the Award:

(I)      Notwithstanding the foregoing provisions of this section 2(c), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this clause 2(c)(I), the “Reduced Amount” shall be the largest Aggregate Payment which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this clause 2(c)(I). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

(II)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company or a Company Owned Entity which should not have been made (the “Overpayments”) or that additional Payments which the Company or a Company Owned Entity has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or a Company Owned Entity or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company or Company Owned Entity together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company or Company Owned Entity if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or Company Owned Entity to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)      Notwithstanding any other provision of this Section 2:

(i)    If on or before the Vesting Date your employment terminates on account of your death or Disability, then the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of this Award as it may determine, either to you or, if termination is on account of death, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion; or

(ii)    If on or before the Vesting Date your employment terminates on account of your retirement with the approval of the Committee, then:

(A)    If the effective date of retirement is less than 12 months after the Award Date, this Award shall be forfeited and no distribution shall be made; otherwise

(B)     The Vesting Date shall be accelerated to the effective date of retirement, and the number of RSUs in this Award shall be prorated based on the number of months elapsed during the Award term as of the effective date of retirement compared to the total number of months in the original Award term, and the prorated Award will be converted and paid out as provided in Section 2(a).

3.         Share Ownership Requirements. You are expected to own shares of Company Stock with a fair market value equal to a specified multiple of your total cash compensation (your “Share Ownership Requirement”). If you do not currently meet your Share Ownership Requirement, you must retain 100% of any Award distribution which you receive under Section 2 (which will be net of any tax withholdings) until your Share Ownership Requirement is satisfied. Thereafter you must maintain ownership of a sufficient number of shares of Company Stock to ensure that your Share Ownership Requirement remains satisfied. The satisfaction of the requirements of this section 3 will be reviewed periodically as determined by the Committee. In addition, you may not dispose of any portion of the beneficial interest in Company Stock received (net of any withheld shares) on account of the Award within 12 months after the Company Stock is delivered to you, or such earlier time as you cease to be a “named executive officer” of the Company.]

4.         Definitions. For purposes of the Award, the following terms have the following meanings:

(a)     “Cause” means, solely for the purposes of this Award:

(i)    Your willful and continued failure to perform substantially all of your duties with the Company or a Company Owned Entity to which you report (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by the Company’s Board of Directors in a case where you are the Chief Executive Officer of the Company (“CEO”) or otherwise by the CEO, which specifically identifies the manner in which such Board or CEO believes that you have not substantially performed your duties, or

(ii)    Your willful engagement in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or Company Owned Entity and which is demonstrably injurious to the Company or Company Owned Entity, its reputation or its business prospects.

For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and its subsidiaries. Any act, or failure to act, based upon the instructions of your superior or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its subsidiaries.

(b)    “Change of Control” means:

(i)    The purchase or other acquisition by any person, entity or group of persons (herein “Acquirer”), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

(ii)    A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)    Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (B) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions of the Company or a Company Owned Entity and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

(c)      “Company Stock” means the common stock of the Company.

(d)    “Disability” means your absence from your duties with the Company or Company Owned Entity on a full-time basis for 90 consecutive business days as a result of incapacity due to mental or physical illness which incapacity is determined to be total and permanent by a physician selected by the Company or its insurers.

5.       Taxes. Company Stock issued pursuant to an Award shall be valued for tax purposes at its closing price on the New York Stock Exchange on the Vesting Date, or if the Company Stock is not traded on such Exchange on the Vesting Date, then on the last day prior to the Vesting Date on which the Company Stock is traded on such Exchange. Sufficient shares of Company Stock or cash, as the case may be, shall be withheld from any distribution hereunder to satisfy the Company’s tax withholding requirements in respect of such distribution.

6.        Covenants.

(a)    To the extent that you engage in conduct described in section 6(b) during the period beginning on the Award Date and ending six (6) months after the date on which you receive the distribution of Company Stock (or payment of cash, in the event of a Change of Control) to which you are or become entitled under section 2 of this Award, you agree that the Company and/or any Company Owned Entity (as appropriate) shall be entitled to recover amounts as described in section 6(c).

(b)    The conduct described in this section 6(b) is any of the following:

(i)    As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carrying on any business or becoming involved in any business activity, which is (A) competitive with the business of the Company or any Company Owned Entity, as presently conducted and as said business may evolve in the ordinary course, and (B) a business or business activity in which you were engaged in the course of your employment with the Company or any Company Owned Entity; but notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)    As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruiting, soliciting or hiring, or assisting anyone else in recruiting, soliciting or hiring, any employee of the Company or any Company Owned Entity;

(iii)    Inducing or attempting to induce, or assisting anyone else to induce or attempt to induce, any customer of the Company or any Company Owned Entity to discontinue its business with the Company or Company Owned Entity;

(iv)    Engaging in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company Owned Entity resulting in harm to the Company or any Company Owned Entity; or

(v)    Engaging in intentional misconduct resulting in a financial restatement or in an increase in your incentive, bonus, equity compensation or other non-base compensation.

(c)     In the event you engage in conduct described in section 6(b), the Company and/or any Company Owned Entity (as appropriate) shall be entitled:

(i)    To cancel this Award; and/or

(ii)    To recover from you (1) any shares of Company Stock (or payment of cash, in the event of a Change of Control) transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required restatement, but in either case not to exceed three years , and (2) the proceeds from any sales of such shares during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subsection (ii).

7.      Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

8.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

9.      Amendment. This Award may be amended by written consent between the Company and you, or by the Company to the extent it does not lessen or restrict your rights hereunder.

10.    Understanding of Agreement. You acknowledge that you have had a reasonable period of time to study, understand, and consider this Agreement, that you have the right to consult with counsel of your choice prior to signing the Agreement, that you have read the Agreement and understand all of its terms, that you are entering into the Agreement knowingly and voluntarily, that in so doing you are not relying upon any statements or representations of the Company or its agents other than as expressly provided in this Agreement, and that the Agreement is fair and reasonable.

This Agreement will become effective as of the Award Date subject to your execution below.

ESCO TECHNOLOGIES INC.		AGREED TO AND ACCEPTED:

By:
	Vice President	Participant

Date Signed:		Date Signed: